Exhibit 21.1


         List of Subsidiaries of First Defiance Financial Corp.



                  First Federal Bank of the Midwest

                  The Leader Mortgage Company LLC

                  First Defiance Service Company

                  First Insurance and Investments, Inc.

                  Moreland Associates, Limited